Exhibit 5.2

Stikeman Elliott LLP Barristers & Solicitors 4200 Bankers Hall West 888 - 3rd Street S.W. Calgary, AB Canada T2P 5C5

Main: 403 266 9000 Fax: 403 266 9034 www.stikeman.com

Foremost Clean Energy Ltd. 750 West Pender Street, Suite 250 Vancouver, BC Canada V7K 1K3	August 5, 2025

Dear Sirs/Mesdames:

Re:	Foremost Clean Energy Ltd. (the "Company") - Registration Statement on Form F-3 dated August 5, 2025 (the "Registration Statement")

We have acted as counsel to Foremost Clean Energy Ltd. (the “Issuer”) in connection with an at-the-market offering (the “Offering”) by the Issuer of such number of common shares of the Issuer (“Common Shares”) having an aggregate offering price of up to US$15 million (the “Placement Shares”) pursuant to a registration statement on Form F-3 (the “Registration Statement”),filed by the Issuer with the U.S. Securities and Exchange Commission, including a base prospectus (the “Base Prospectus”), and a prospectus supplement to the Base Prospectus (the “Prospectus Supplement”, and, together with the Base Prospectus, the “Prospectus”). The Common Shares are to be sold pursuant to an equity distribution agreement dated August 5, 2025 (the “Sales Agreement”) between the Issuer and Canaccord Genuity LLC (the “Agent”).

For the purposes of this opinion letter, we have examined and relied upon originals or copies of the following documents (collectively, the “Corporate Documents”):

(a)	a certificate of good standing issued by the British Columbia Registrar of Companies with respect to the Issuer dated August 5, 2025 (the "Certificate Good Standing");

(b)	certificate of a senior officer of the Issuer dated August 5, 2025 (the "Officer's Certificate");

(c)	the certificate of incorporation and the articles of the Issuer attached to the Officer's Certificate; and

(d)	certain resolutions of the Issuer’s directors relating to the Offering attached to the Officer’s Certificate.

We have relied upon the Corporate Documents as to the matters provided for in them, without independent investigation, for purposes of providing our opinions expressed below. We have not conducted a review of the minute books of the Issuer.

In examining all documents and in providing our opinions below we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of the date hereof;

(e)	the certificate of incorporation is conclusive evidence that the Issuer is incorporated under the British Columbia Business Corporations Act;

(f)	all facts set forth in the certificates supplied by the respective officers and directors of the Issuer including, without limitation, the Officer’s Certificate are complete, true and accurate as of the date hereof;

(g)	no order, ruling or decision of any court or regulatory or administrative body is in effect at any relevant time that restricts the issuance of the Common Shares;

(h)	there is no foreign law that would affect the opinion expressed herein;

(i)	at the time of the execution and delivery of any documents relating to the Common Shares or the offering thereof, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties;

(j)	the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents;

(k)	the Issuer has the necessary corporate power and capacity to execute, deliver and perform its obligations under the terms and conditions of the Sales Agreement;

(l)	the Issuer has the necessary corporate power and capacity to authorize, create, authenticate, validly issue, sell and deliver the Common Shares;

(m)	all necessary corporate action has been taken by the Issuer to duly authorize the execution and delivery by the Issuer of the Sales Agreement and the performance of its obligations under the terms and conditions thereof;

(n)	all necessary corporate action has been taken by the Issuer to duly authorize, create, authenticate, sell, deliver and validly issue the Common Shares, and all of the terms and conditions relevant to the execution, delivery and issuance of the Common Shares in the Sales Agreement have been complied with;

(o)	all necessary corporate action has been taken by the Issuer to duly authorize the terms of the offering of the Common Shares and related matters;

(p)	the Sales Agreement (i) has been duly authorized, executed and delivered by all parties thereto and such parties had the capacity to do so; (ii) constitutes a legal, valid and binding obligation of all parties thereto; (iii) is enforceable in accordance with its terms against all parties thereto; and (iv) is governed by the laws of the State of New York;

(q)	the Common Shares have been duly authorized, created, authenticated, sold and delivered and validly issued by the Issuer and any other person signing or authenticating the Common Shares, as applicable; and

(r)	the:

(i)	execution and delivery of the Sales Agreement and the performance by the Issuer of its obligations under the terms and conditions thereunder;

(ii)	authorization, creation, authentication, sale, delivery and issuance of the Common Shares; and

(iii)	terms of the offering of the Common Shares and related matters,

do not conflict with and do not result in a breach of or default under, and do not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the notice of articles or articles of the Issuer, any resolutions of the board of directors or shareholders of the Issuer, any agreement or obligation of the Issuer, or applicable law.

Our opinions set forth below are expressed only with respect to the laws of the Province of British Columbia and the laws of Canada applicable therein. Any reference to the laws of British Columbia includes the laws of Canada that apply in British Columbia.

Our opinions are expressed with respect to the laws of British Columbia in effect on the date of this opinion letter. We have no responsibility or obligation to (i) update this opinion letter, (ii) take into account or inform the addressees or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express or (iii) advise the addressees or any other person of any other change in any matter addressed in this opinion letter. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion letter to any person other than the addressees.

Whenever our opinion with respect to the existence or absence of facts or circumstances is qualified by the expression, “to our knowledge” or words to like effect, it is based solely on (i) actual knowledge of current partners and associates directly involved in the Offering learned during the course of representing the Issuer and (ii) a review of the Corporate Documents referred to above. We have not undertaken any other investigation.

Based on the above, and subject to the qualifications below, we are of the opinion that on the date hereof, the Common Shares, when issued, sold and delivered in the manner and for the consideration set forth in, and in accordance with the Sales Agreement and the Corporate Documents, upon payment of the consideration provided therein to the Issuer, will be validly issued as fully paid and non-assessable common shares in the capital of the Issuer.

We hereby consent to the use of our name under the heading “Legal Matters” in, and the filing of this opinion as an exhibit to, the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Where our opinion refers to securities to be issued as being “fully paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has or will be paid or provided and no opinion is expressed as to the adequacy of any such consideration paid or provided.

This opinion letter is solely for the benefit of the addressee and not for the benefit of any other person. It is rendered solely in connection with the Offering. It may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

Yours truly,

/s/ Stikeman Elliott LLP